EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST IV
MERRILL LYNCH PREFERRED FUNDING IV, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	September 30, 2010		September 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST IV	FUNDING IV, L.P.	CAPITAL TRUST IV	FUNDING IV, L.P.

Earnings	$7,341	$8,551	$7,341	$8,552

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	7,120	7,340	7,120	7,340

Total combined fixed charges and preferred securities distribution requirements	$7,120	$7,340	$7,120	$7,340

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE NINE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	September 30, 2010		September 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST IV	FUNDING IV, L.P.	CAPITAL TRUST IV	FUNDING IV, L.P.

Earnings	$22,021	$25,654	$22,021	$25,661

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	21,360	22,020	21,360	22,020

Total combined fixed charges and preferred securities distribution requirements	$21,360	$22,020	$21,360	$22,020

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.17